UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2014

DEX MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-35895	13-2740040
(Commission File Number)	(IRS Employer Identification No.)

2200 West Airfield Drive, P.O. Box 619910, DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 453-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Awards to Executive Officers

On December 15, 2014, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Dex Media, Inc. (the “Company”) approved stock option awards under the Dex Media, Inc. Equity Incentive Plan (“EIP”).

The stock option awards made under the EIP are governed by the terms of the stock option agreements between the Company and its executive officers and certain other employees. The stock options vest on December 31, 2017 and will expire after the expiration of ten years from the grant date. The stock option award, whether or not vested, will be forfeited upon the employee’s termination of employment with the Company for cause.  In the event of the employee’s termination of service with the Company without cause, or by employee for good reason, or as a result of employee’s death or incapacity, the unvested portion of the option award will become immediately vested as of the date of such termination. In addition to the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the option award at any time and for any reason.

Except as provided above, in the event of the employee’s termination of service with the Company for any reason, the vested portion of the option award shall remain exercisable until the earlier of (i) three (3) years from the date of such termination, and (ii) the expiration of the option award.

In the event of a change in control, any unvested portion of the option award shall become fully and immediately vested and exercisable on the date of such change in control, subject to the employee’s continued service with the Company through such date, subject to certain exceptions.

The following executive officers were awarded stock options in the following amounts on the terms and conditions set forth in their respective stock option award agreements:

Executive Officer	Stock Options
Paul D. Rouse, Executive Vice President — Chief Financial Officer and Treasurer	30,972
Del Humenik, Executive Vice President — Chief Revenue Officer	15,486

The foregoing summary is qualified in its entirety by reference to the text of the Form of Dex Media, Inc. Equity Incentive Plan Non-Qualified Stock Option Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Awards under the Value Creation Program

As previously disclosed, the Company’s Value Creation Program approved by the Company’s Board of Directors on October 14, 2014, is designed to enable the Company to retain and award participating employees and other service providers by giving them an opportunity to receive additional compensation based on the net value creation in the Company over the course of certain performance periods.

The awards made under the Value Creation Program are governed by the terms of the Value Creation Program and value creation program award notices between the Company and its executive officers and certain other employees.

Under the terms of the value creation program award notices, the awards vest in equal one-third portions on each of March 31, 2018, June 30, 2018, and December 31, 2018, subject to the employee’s continuous employment with the Company through each such date, and relevant portions of the award are payable in cash within 60 days of each applicable vesting date.

In the event of the employee’s termination of employment with the Company by employee for good reason, by the Company other than for cause, or due to employee’s death or disability, the performance period with respect to the employee’s award will end immediately upon the date of termination and employee will become immediately vested in the amount of award. The award amount will be payable in cash within 60 days following the date of termination.

In the event that employee’s service with the Company continues through a change in control that occurs prior to December 31, 2017, the performance period with respect to the employee’s award will end immediately upon the date of the change in control, and employee will become immediately vested in the amount of award in equal one-third portions on each of the 3-month, 6-month, and 1-year anniversaries of such change in control, in each case subject to continuous employment with the Company through each such vesting date. Relevant portions of the award amount will be payable in cash within 60 days of each applicable vesting date.

The following executive officers were awarded units under the Value Creation Program in the following amounts on the terms and conditions set forth in their respective value creation program award notices:

Executive Officer	VCP Units
Paul D. Rouse, Executive Vice President — Chief Financial Officer and Treasurer	40,000
Del Humenik, Executive Vice President — Chief Revenue Officer	20,000

The foregoing description of the Value Creation Program is qualified in its entirety by reference to the full text of the Value Creation Program and the Value Creation Program Award Notice which have been previously filed as Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 15, 2014.  Such exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1        Form of Dex Media, Inc. Equity Incentive Plan Non-Qualified Stock Option Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2014

DEX MEDIA, INC.

/s/ Raymond R. Ferrell
Name: Raymond R. Ferrell
Title:	Executive Vice President - General Counsel and Corporate Secretary

Exhibit Index

10.1        Form of Dex Media, Inc. Equity Incentive Plan Non-Qualified Stock Option Agreement.